Exhibit 10_14B

October 13, 2006

TERCICA, INC.,

IPSEN, S.A.

and

SURAYPHARM

AFFILIATION AGREEMENT

7.5	The Standstill Period	26

7.6	The Regulated Purchase Period	27

8. Miscellaneous		28

8.1	Effectiveness of Agreement	28

	This Agreement shall become effective upon the Effective Date	28

8.2	Assignment	28

8.3	Governing Law	28

8.4	Counterparts	29

8.5	Titles and Subtitles	29

8.6	Notices	29

8.7	Costs of Enforcement	30

8.8	Amendments and Waivers	30

8.9	Severability	31

8.10	Entire Agreement	31

8.11	Delays or Omissions	31

8.12	No Limitation on Stockholder Rights	31

8.13	Seeking Approval of Certificate of Incorporation Amendments and Bylaw Amendments	31

8.14	Specific Performance, Injunctive and Other Equitable Relief	32

Annex A THE STRATEGIC PLANNING COMMITTEE CHARTER

Execution Copy

THIS AFFILIATION AGREEMENT (this Agreement) is made effective as of the Effective Date, by and between: (1) TERCICA, INC., a Delaware corporation with its principal office at 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005, USA (the Company); (2) SURAYPHARM, a Société par Actions Simplifiée organized under the laws of France with its registered address at 42, rue du Docteur Blanche, 75016 Paris, France (the Investor), which is an assignee of Ipsen (as defined below) under the Purchase Agreement (as defined below) and the purchaser of the Shares (as defined therein); and, solely for purposes of Sections 2.7, 2.9, 2.10, 7 and 8 hereof, (3) IPSEN, S.A., a société anonyme organized under the laws of France with its registered address at 42, rue du Docteur Blanche, 75016 Paris, France (Ipsen).

RECITALS

WHEREAS, the Company and Ipsen are parties to the Stock Purchase and Master Transaction Agreement, dated as of July 18, 2006 (the Purchase Agreement); and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce Ipsen or its assignee to invest funds in the Company pursuant to the Purchase Agreement, Ipsen, the Investor and the Company hereby agree that this Agreement shall govern the rights of the Investor to recommend new directors to the Board of Directors of the Company (the Board), to participate in future equity offerings by the Company and certain other matters as set forth in this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS

For purposes of this Agreement:

Affiliate means, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by or under common control with such Person or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

Associate shall have the meaning ascribed to it in Rule 12b-2 of the Exchange Act.

Baseline Amount shall have the meaning ascribed to in the Warrant.

A Person shall be deemed the beneficial owner of and to have acquired beneficial ownership of, and shall be deemed to beneficially own any, securities that such Person or any of such Person’s Affiliates or Associates is deemed to “beneficially own” (or which are deemed to be beneficially owned by any Person deemed to be part of a “group” with such person), each within the meaning of Rule 13d-3 of the Exchange Act. Notwithstanding anything in this definition of beneficial ownership to the contrary, the phrase, “then-outstanding,” when used with reference to a Person’s beneficial ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to beneficially own hereunder.

Board shall have the meaning set forth in the recitals.

Bylaw Amendments shall have the meaning ascribed to it in the Purchase Agreement.

Business Day shall have the meaning ascribed to it in the Purchase Agreement.

Certificate of Incorporation Amendments shall have the meaning ascribed to it in the Purchase Agreement.

Common Stock shall mean shares of the Company’s common stock, par value $0.001 per share.

Company shall have the meaning set forth in the preamble.

Company’s Stockholders’ Meeting shall have the meaning ascribed to it in the Purchase Agreement.

Confidential Information shall mean all material non-public written or verbal information regarding the Company provided to or learned by an Investor Observer in connection with such Investor Observer’s attendance, or an invitation to attend, any meeting of the Board or committee thereof.

Consultation Notice means a notice from Ipsen or an Affiliate thereof to the Company stating its desire to explore a potential acquisition of shares of the Company’s capital stock from other stockholders, and the terms upon which Ipsen or an Affiliate thereof requests that the Company and the Board support and recommend to the Company’s stockholders such an acquisition.

Convertible Notes means, collectively, the First Convertible Note, the Second Convertible Note and the Third Convertible Note.

DGCL means the Delaware General Corporate Law.

Dilution Amount means: (a) two-thirds of the aggregate number of shares of Common Stock (or Common Stock underlying options, warrants or other Common Stock purchase rights) issued after June 30, 2006 to employees or directors of the Company or to consultants of the Company or any of its Subsidiaries pursuant to any plan, agreement, or arrangement approved by the Board (other than shares actually issued pursuant to options, warrants or other Common Stock purchase rights outstanding as of June 30, 2006), minus (b) two-thirds of the aggregate number of shares of Common Stock (or Common Stock underlying options, warrants or other Common Stock purchase rights) covered by clause (a) above which, as at the date of the offers made by the Investor or its

Affiliates pursuant to subclause (d) in the definition of Permitted Offers and Acquisitions, (i) are subject to vesting requirements that cannot as at such date be met; and (ii) have been repurchased by the Company or can no longer be issued pursuant to the original option or similar instrument.

Directors mean the members of the Board.

Dollars or $ means dollars in lawful currency of the United States of America.

EBITDA shall have the meaning ascribed to it in the First Convertible Note.

Effective Date means the date of the First Closing.

Exchange Act shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

First Closing shall have the meaning ascribed to it in the Purchase Agreement.

First Closing Date shall have the meaning ascribed to it in the Purchase Agreement.

First Convertible Note shall have the meaning ascribed to it in the Purchase Agreement.

GAAP shall mean U.S. generally accepted accounting principles.

IFRS shall have the meaning ascribed to it in Section 6.1(f) of this Agreement.

IFRS Review Opinion shall have the meaning ascribed to it in Section 6.4(a) of this Agreement.

Increlex License has the meaning ascribed to it in the Purchase Agreement.

Indebtedness shall have the meaning ascribed to it in the First Convertible Note.

Independent Director means a Director who is independent for purposes of the listing standards of the Nasdaq Global Market (or such other listing standards that may be applicable to the Company from time to time).

Indication Notice shall have the meaning ascribed to it in Section 5.1(b) of this Agreement.

Investor shall have the meaning set forth in the preamble.

Investor Directors means those Directors that the Investor is entitled to designate pursuant to Section 2 of this Agreement.

Investor Observer shall have the meaning ascribed to it in Section 2.5(a) of this Agreement.

Investor’s Percentage Interest means the percentage of the Company’s actually issued and outstanding stock entitled to vote generally in any election of Directors, of which the ability to vote or control, directly or indirectly, by proxy or otherwise, is held in the aggregate by the Investor and its Affiliates, excluding in all cases shares of the Company’s capital stock issuable, but not actually issued, upon conversion or exercise of the Convertible Notes or the Warrant. Notwithstanding the foregoing, for the purpose of determining the Investor’s Percentage Interest, the shares of the Company’s capital stock subject to the Voting Agreements shall not in any event be deemed to constitute any portion of the Investor’s Percentage Interest.

Ipsen shall have the meaning set forth in the preamble.

Law shall have the meaning ascribed to it in the Purchase Agreement.

Management Director means a Director who is also an employee of the Company or any other Director designated as such by the Nominating Committee in accordance with Section 2.4 of this Agreement.

Milestone Payment shall have the meaning ascribed to it in the Somatuline Autogel License.

Net Indebtedness shall have the meaning ascribed to it in the First Convertible Note.

New Securities shall mean, collectively, any equity securities of the Company, whether now authorized or not, or rights, options, or warrants to purchase said equity securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for said equity securities.

Nominating Committee means the current Corporate Governance and Nominating Committee of the Board, or such other nominating committee of the Board as described in Section 2.6 of this Agreement, which committee may be a standalone committee or part of a broader governance committee.

Non-Investor Director means a Director who is not an Investor Director.

Note Shares shall have the meaning ascribed to it in the Purchase Agreement.

Offer Notice shall have the meaning ascribed to in Section 5.1(a) of this Agreement.

Permitted Indebtedness shall have the meaning ascribed to it in the First Convertible Note.

Permitted Investments shall have the meaning ascribed to it in the First Convertible Note.

Permitted Offers and Acquisitions means any of (a) offers to acquire or acquisitions of securities, rights or options following which the Investor and its Affiliates beneficially own less than or equal to forty percent of the aggregate of (i) the then-outstanding Common Stock plus (ii) the then-unexercised Warrant Shares plus (iii) the then-unconverted Note Shares; provided that for purposes of this subclause (a), the Investor and its Affiliates (A) shall be deemed to beneficially own Note Shares under any unissued Convertible Notes if the Milestone Payment may still be achieved under the terms of the Somatuline Autogel License; (B) shall be deemed to be the beneficial owner only of the Baseline Amount of the Warrant Shares; and (C) shall not be deemed to beneficially own the shares of Company’s capital stock subject to the Voting Agreements; (b) offers to acquire or acquisitions following the offer to acquire, the acquisition or publication of intent or interest in acquiring beneficial ownership of more than 9.9 percent of the then-outstanding Common Stock by any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that is not already the beneficial owner of more than 9.9 percent of the then-outstanding Common Stock if, and only if, (A) such acquisition by such Person or group would result in a distribution of Rights under the Rights Agreement or (B) so long as the provisions of Section 3 hereof remain in effect, the Rights Agreement shall have been amended, terminated, waived or modified without the consent of the Investor; (c) offers to acquire or acquisitions following the offer to acquire, the acquisition or publication of intent or interest in acquiring of shares of Common Stock by a Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) currently beneficially owning more than 9.9 percent of the outstanding Common Stock that would increase the percentage of the outstanding Common Stock currently beneficially owned by such Person or group if, and only if, (A) such acquisition by such Person or group would result in a distribution of Rights under the Rights Agreement or (B) so long as the provisions of Section 3 hereof remain in effect, the Rights Agreement shall have been amended, terminated, waived or modified without the consent of the Investor; and (d) offers to acquire from all stockholders of the Company (though not necessarily all shares of all stockholders) or acquisitions conditioned upon or following such offers (A) initiated at least thirty but not more than 120 days following delivery of an Consultation Notice by the Investor to the Company, and (B) which follow a period of at least thirty days during which the Investor or an Affiliate of the Investor discusses with the Board in good faith the terms upon which it would propose to consummate such acquisition, and (C) in connection with which the Investor or an Affiliate of the Investor exercises the Warrant, or commits to exercise the Warrant prior to its expiration, for the unexercised Baseline Amount and converts or commits to convert any issued and outstanding Convertible Notes in full and commits to convert any unissued Convertible Notes prior to their maturity upon issuance in accordance with the terms of the Purchase Agreement and the Somatuline Autogel License (provided that such commitments to effect such exercise and conversion shall only become effective and irrevocable upon completion of the acquisitions by the Investor and its Affiliates of the Common Stock, as contemplated by subparagraph (D) of this subclause (d)), as applicable, and (D) which result in, either individually or in aggregate with other offers or acquisitions that are a condition to completion of the acquisition, the beneficial ownership by the Investor and its Affiliates of at least such number of shares of Common Stock that equals (i) such number of shares as would result in the Investor and Affiliates owning sixty percent of the then-outstanding Common

Stock (such beneficial ownership to be calculated as if all of the Convertible Notes, whether issued as at the relevant date or not, have been issued and converted and the Warrant has been exercised in full for the maximum number of shares for which such Warrant can be exercised at the time of such measurement) minus (ii) the Dilution Amount; provided that, for purposes of this subclause (d), (i) in the event that the Investor and its Affiliates does not accept all shares tendered in a tender offer or other offer pursuant to this subclause (d), then the Investor or its Affiliates will purchase stock from all participating stockholders of the Company on a pro rata basis based on each stockholder’s ownership interest in the Company (it being understood that the Purchaser may enter into agreements that are not part of any such offer but that are conditioned upon such offer provided that purchases of shares pursuant thereto are pro rata based on the stockholder party’s ownership interest in the Company) and (ii) if following completion of such acquisitions by the Investor and its Affiliates, the Investor and its Affiliates gain control of the Board such that they have the power to direct or cause the direction of the management and policies of the Board, the Investor shall not, and shall cause that its Affiliates shall not, cause the Board to waive any commitments entered into by the Investor or any of the Investor’s Affiliates in accordance with subparagraph (C) of this subclause (d).

Permitted Transfer shall have the meaning ascribed to it in the First Convertible Note.

Person means any individual or any corporation, limited liability company, partnership, trust, association or other entity of any kind.

Purchase Agreement shall have the meaning set forth in the recitals.

Publicly Available Securities shall have the meaning ascribed to in Section 5.1(c) of this Agreement.

Regulated Purchase Period shall mean that period beginning upon the expiration of the Standstill Period and expiring on the fourth anniversary of such date.

Reporting Information shall have the meaning ascribed to it in Section 6.1 of this Agreement.

Rights shall have the meaning ascribed to it in the Rights Agreement.

Rights Agreement means that certain Rights Agreement, to be effective as of the First Closing Date, by and between the Company and Computershare Trust Company, N.A.

SEC means the United States Securities Exchange Commission.

Second Closing Date shall have the meaning ascribed to it in the Purchase Agreement.

Second Convertible Note shall have the meaning ascribed to it in the Purchase Agreement.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Series A Junior Participating Preferred means the Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company having the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions set forth in the Form of Certificate of Designation attached to the Rights Agreement as Exhibit A thereto.

Somatuline Autogel License has the meaning ascribed to it in the Purchase Agreement.

Standstill Period shall mean that period commencing on the First Closing (as defined in the Purchase Agreement) and expiring on the first anniversary of the date of the First Closing.

Subsidiary means any corporation or other organization, whether incorporated or unincorporated, of which (i) at least fifty percent (50%) of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization) is directly or indirectly owned or controlled by the relevant Person or (ii) the relevant Person (or any other Subsidiary of the relevant Person) is a general partner.

Third Convertible Note shall have the meaning ascribed to it in the Purchase Agreement.

Transaction Documents shall have the meaning ascribed to it in the Purchase Agreement.

Triggering Sale means a sale or other transfer of Common Stock by the Investor or its Affiliates to non-Affiliates of the Investor which, aggregated with previous sales or other transfers of Common Stock by the Investor and its Affiliates to non-Affiliates of the Investor, exceeds five percent of the Company’s outstanding Common Stock as of the date of the most recent sale or other such transfer.

Voting Agreements shall have the meaning ascribed to in the Purchase Agreement.

Warrant shall have the meaning ascribed to in the Purchase Agreement.

Warrant Shares shall have the meaning ascribed to in the Purchase Agreement.

2.	BOARD REPRESENTATION

2.1	Role of the Board

Subject to the provisions of this Agreement and the other Transaction Documents and the Company’s Certificate of Incorporation and Bylaws, the fundamental policies and strategic direction of the Company shall be determined by the Board as provided in this Section 2.

2.2	Size of Board

At and after the First Closing, the Board shall be comprised of nine Directors. The number of such Directors may be increased only in accordance with Sections 2.4(e) and 3(m) of this Agreement.

2.3	Appointment of Initial Investor Directors

Immediately following the First Closing, the Board shall elect Jean-Luc Belingard and Christophe Jean as Directors, each of whom has been designated as an initial Investor Director by the Investor (unless either such individual is unable or unwilling to serve, in which case the Company shall elect a substitute nominated by the Investor).

2.4	Elections of Directors

(a)	Except as otherwise provided herein, at all times from and after the First Closing, the slate of Directors nominated and recommended by the Company shall be nominated as follows (it being understood that such nomination shall include any nomination of any incumbent Director for reelection to the Board):

(i)	the Nominating Committee shall recommend the nomination of no more than two Management Directors, one of which shall be the chief executive officer of the Company;

(ii)	the Investor shall have the right to designate two Investor Directors, each of whom shall be recommended for nomination by the Nominating Committee, by giving notice of the identity of the Investor Directors to be recommended for nomination at least (A) 90 days prior to each annual meeting of stockholders at which Directors will stand for election or (B) 30 days prior to the date on which the Company sends a notice for any other meeting of its stockholders at which Persons have been nominated for election as Directors (the Company having given the Investor 30 days prior written notice of its intention to send such a notice), and upon the failure to deliver such notice in subclauses (A) or (B) above, the incumbent Investor Directors shall be recommended for nomination;

(iii)	the Nominating Committee shall recommend for nomination the remaining Directors, each of whom (A) shall have an outstanding reputation for personal integrity and distinguished achievement in areas relevant to the Company (in applying the foregoing criteria the Nominating Committee shall be guided by the quality of the individuals currently serving as directors of the Company, the Investor and Ipsen) and (B) shall be an Independent Director; and

(iv)	the Board shall nominate for election each of the individuals so recommended for nomination by the Nominating Committee and recommend their election to stockholders of the Company.

(b)	Notwithstanding anything in the foregoing Section 2.4(a) to the contrary, at any time that the Investor’s Percentage Interest is less than 15 percent but at least 10 percent, the Directors shall be nominated as set forth in paragraph (a) above except that the Investor shall have the right to designate for nomination only one Investor Director. So long as the Investor satisfies the ownership thresholds in this Section 2.4(b), the Company will in all instances nominate the Investor Directors that the Investor has, in accordance with this Section 2.4, designated for nomination and include the names of such nominees in the Company’s proxy statement for any meeting for the election of Directors (or any supplement thereto), together with such information about their nominations as the Investor reasonably requests and include such Persons on all ballots with equal prominence to other director nominees.

(c)	Notwithstanding Sections 2.4(a) or 2.7 hereof, if at any time the Investor and its Affiliates beneficially own 60 percent or more of the then-outstanding Common Stock, (i) the Investor shall be entitled to nominate or recommend to the Company for nomination an unlimited number of further Directors (or if any then-applicable provisions of the DGCL, the Securities Act, the Exchange Act or the rules and regulations thereunder or of the SEC or the primary exchange upon which the Company is then-listed, or other applicable Law, prevent the nomination of such number of further Directors, up to such maximum lesser number of further Directors as are permitted by such provisions) at any meeting or action for the election of the Directors by notifying the Company in writing the names of such nominees, (ii) the Company agrees that following receipt of such notification it shall call, as soon as reasonably practicable and in accordance with the Company’s bylaws and certificate of incorporation, a special meeting of the stockholders of the Company for the purposes of electing such nominees as Directors and (iii) the Company shall include the names of all such nominees in the Company’s proxy statement for any such meeting (or any supplement thereto), together with such information about their nominations as the Investor reasonably requests and include such Persons on all ballots with equal prominence to other director nominees.

(d)	The Investor and the Nominating Committee, respectively, shall have the right to designate any replacement for a Director designated for nomination or recommended for nomination by the Company in accordance with this Section 2.4 by the Investor or the Nominating Committee, respectively, upon the death, resignation, retirement, disqualification or removal from office for other cause of such Director. Such replacement for any Independent Director shall also be an Independent Director conforming to the standard set forth in clause (A) of Section 2.4(a)(iii) hereof. The Board shall elect each person so designated.

(e)	Without limiting the generality of Section 2.4(a) of this Agreement, in the event that at any time after the First Closing the number of Investor Directors on the Board differs from the number that the Investor has the right to designate pursuant to this Section 2.4, (i) if the number of Investor Directors exceeds such number, the Investor shall at the request of the Company promptly take all appropriate action to cause to resign that number of Investor Directors as is required to make the remaining number of such Investor Directors conform to this Section 2.4 or (ii) if the number of Investor Directors otherwise is less than such number, the Company shall take all necessary action to create sufficient vacancies on the Board to permit the Investor to designate the full number of Investor Directors which it is entitled (and wishes) to designate pursuant to this Section 2.4 (such action to include expanding the size of the Board, seeking the resignation or removal of Directors or, at the request of the Investor, calling a special meeting of the stockholders of the Company for the purpose of removing Directors to create such vacancies to the extent permitted by applicable law). Upon the creation of any vacancy pursuant to the preceding sentence, the Investor shall designate the person to fill such vacancy in accordance with this Section 2.4, and the Board shall elect each person so designated.

2.5	Board Observer Rights

(a)	The Investor Directors shall have the right to invite one representative of the Investor or an Affiliate of the Investor, who is a member of Ipsen’s Executive Committee, to attend, but not vote, as an observer (the Investor Observer) at the open portion of each meeting of the Board, including telephonic meetings.

(b)	Notwithstanding Section 2.5(a) of this Agreement, the Investor Observer may be excluded from access to any meetings of the Board or portion thereof if: (i) any Investor Director has excluded himself or herself due to a conflict of interest; or (ii) a majority of the Non-Investor Directors determines, in good faith, that such exclusion is reasonably necessary so as not to have a material adverse effect on the attorney client privilege between the Company and its counsel. The decision of the Non-Investor Directors with respect to the privileged or confidential nature of such information shall be final and binding.

(c)

The Investor hereby agrees that it will not, and will instruct any Investor Observer to not, use (other than for purposes of managing its investment in, or commercial relationship with, the Company) or disclose any Confidential Information to any third party (other than the Investor’s Affiliates and the officers, directors and employees of the Investor and such Affiliates, who shall each be subject to confidentiality obligations to the Investor), other than Confidential Information that: (i) subsequent to its disclosure, becomes publicly available to the Investor, the Investor’s Affiliates or any Investor Observer without any violation of this Agreement by the Investor, the Investor’s Affiliates or any Investor Observer; (ii) becomes legally available to the Investor, the Investor’s Affiliates or any Investor Observer on a non-confidential basis from any third party, the disclosure of which does not violate any contractual or legal obligation such third party has to the Company with respect to such information; (iii) is independently acquired or developed by the Investor, the Investor’s Affiliates or any Investor Observer; (iv) is required to be disclosed by the Investor, the Investor’s Affiliates or any Investor Observer pursuant to law or by order of court of competent jurisdiction, pursuant to the requirements of a stock exchange, bank regulatory or other governmental or regulatory authority or to obtain tax or other clearances or consent of any relevant authority, provided that in the event of a court ordered disclosure or required disclosure by a stock exchange, the Investor will use its reasonable efforts to notify the Company within 15 days prior to such disclosure; or (v) information that is explicitly approved for release by prior written authorization of the Company. The Investor shall be responsible for any breach of this Section 2.5(c) by any of the Investor’s Affiliates or any of the officers, directors or employees of the Investor or such Affiliates.

2.6	Committees

(a)	Subject to the general oversight and authority of the full Board, the Board shall establish, empower and maintain the committees of the Board contemplated by this Section 2.6.

(b)	The following committees shall be established, empowered and maintained by the Board at all times during the term of this Agreement:

(i)	an Audit Committee comprised of Independent Directors, each of whom shall satisfy the criteria for independence set forth in Rule 10A-3(b)(1) of the Exchange Act;

(ii)	a Nominating Committee, responsible, among other things, for recommending the nomination of Directors in accordance with Section 2.4 of this Agreement;

(iii)	a Strategic Planning Committee having a charter that includes the items set forth in Annex A hereto and comprised of one Management Director (who shall be the chief executive officer of the Company), each Investor Director and two Independent Directors (who shall be designated by a majority of the Independent Directors);

(iv)	a Compensation Committee comprised of at least two Independent Directors, with responsibilities substantially similar to those of the current Compensation Committee of the Company; and

(v)	such other committees as the Board deems necessary or desirable; provided that such committees are established in compliance with the terms of this Agreement.

(c)	An Investor Director shall be entitled to attend, as a non-voting participant, all meetings of the Compensation Committee and shall receive written notice of the time and place of all such meetings (such notice to be received at the same time as members of such committee receive notice of such meetings) and copies of all documents provided to the members of such committee at or in connection with such meetings.

(d)	No action by any committee of the Board shall be valid unless taken at a meeting for which adequate notice has been duly given or waived by the members of such committee. Such notice shall include a description of the general nature of the business to be transacted at the meeting, and no other business may be transacted at such meeting unless all members of the committee are present and consent to the consideration of such other business. Any committee member unable to participate in person at any meeting shall be given the opportunity to participate by telephone. The Board or, to the extent so permitted under applicable Law, the remaining committee members shall designate an Investor Director, Independent Director or Management Director to replace any absent or disqualified Investor Director member, Independent Director member or Management Director member, respectively, of any committee. In the event that any Investor Director or Independent Director ceases to serve on any committee of the Board and, after a reasonable time, no successor to such Director is designated in accordance with the terms hereof to serve on such committee, the number of members of such committee may be reduced if such reduction does not (and no such reduction is intended to) result in a change of the relative authorities within such committee among the Investor Directors (taken as a group), the Independent Directors (taken as a group) and the Management Directors (taken as a group). Each of the committees established by the Board pursuant to this Section 2.6 shall establish such other rules and procedures for its operation and governance (consistent with the terms of this Agreement) as it shall see fit and may seek such consultation and advice as to matters within its purview as it shall require.

2.7	Independent Director Nominations

In the event that the Investor provides notice to the Company, such notice to be provided at least (i) 90 days prior to the first anniversary of the date on which the prior year’s annual meeting of the stockholders of the Company was held or (ii) 30 days prior to the date on which the Company sends a notice for any other meeting of its stockholders at which Persons have been nominated for election as Independent Directors (the Company having given the Investor 45 days prior written notice of its intention to send such a notice), that it seeks to recommend the nomination of Independent Directors at such upcoming meeting of the stockholders of the Company that have not been nominated for election by the Board, the Company shall include the names of such nominees in the Company’s proxy statement for such meeting (or any supplement thereto), together with such information about their nominations as the Investor reasonably requests and include such Persons on all ballots with equal prominence to other director nominees, on the following basis:

(a)	until such time as Section 2.7(b) applies, one such nominee pursuant to notice received by the Company from the Investor after the Company’s 2007 annual meeting of its stockholders;

(b)	until such time as 2.7(c) applies, two such nominees pursuant to notice received by the Company from the Investor after the Company’s 2008 annual meeting of its stockholders; and

(c)	four such nominees pursuant to notice received by the Company from the Investor after the Company’s 2009 annual meeting of its stockholders, such entitlement applying in relation to all annual meetings of the Company’s stockholders or other meetings of its stockholders at which Persons have been nominated for election as Independent Directors that are held after the Company’s 2009 annual meeting of its stockholders.

All nominees recommended by the Investor pursuant to this Section 2.7 hereof shall (i) in the reasonable opinion of the Investor acting in good faith, satisfy the requirements of Section 2.4(a)(iii)(A) hereof and (ii) not be an Affiliate, director, employee or officer of the Investor or a director, employee or officer of any of the Investor’s Affiliates. Nothing in this Section 2.7 shall prevent the Company from nominating additional Independent Directors. Except as set forth in Sections 2.4(a)(ii), 2.4(c) and 2.7 hereof, the Investor and Ipsen agree that neither they nor any of their Affiliates will nominate any further Persons for election as Directors at any time at which the Investor is entitled to recommend the nomination of Independent Directors pursuant to this Section 2.7.

2.8	Indemnification and D&O Insurance

(a)	Subject to availability on reasonable terms and at a reasonable cost, for so long as any Investor Director remains on the Board, the Company shall maintain directors’ and officers’ liability insurance with an insurer which maintains a rating of not less than A- by Fitch or A.M. Best with at least the current level of coverage and, in addition, shall consult in good faith with the Investor with respect to (i) the renewal of existing policies and (ii) side A excess terms and conditions coverage in a minimum amount that is reasonably satisfactory to the Investor. Nothing herein shall restrict the Board from obtaining additional side A excess terms and conditions coverage.

(b)	In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately prior to such transaction, whether in the Company’s Bylaws, Certificate of Incorporation, or elsewhere, as the case may be.

(c)	The Company shall indemnify the Investor Directors to the full extent allowed by law.

2.9	Duration of Obligations Relating to the Board

(a)	The provisions of Section 2 of this Agreement (other than Section 2.7 for which the provisions in Section 2.9(b) shall apply) shall terminate upon the Investor’s Percentage Interest falling below ten percent; provided that, the provisions of Section 2.8 hereof shall continue until expiration of the longest relevant statute of limitations.

(b)	The provisions of Section 2.7 of this Agreement shall terminate upon the Investor’s Percentage Interest falling below 15 percent.

(c)	In the event of a Triggering Sale, the provisions of Section 2.7(c) hereof shall terminate and the number of Independent Director nominees that the Investor is entitled to recommend pursuant to Sections 2.7(a) and 2.7(b) hereof shall be amended so that such entitlement shall be for the lesser of (i) two such nominees and (ii) such number of nominees that the Investor is entitled to recommend at the time of the Triggering Sale.

2.10	Corporate Opportunities’ Waiver

(a)	Except as Ipsen may otherwise agree in writing, neither Ipsen nor any of its Affiliates nor any of its or their respective directors, officers or employees shall be liable to the Company or the Company’s stockholders for breach of any fiduciary duty by reason of any activities of Ipsen or any of Ipsen’s Affiliates or of such Person’s participation therein. In the event that Ipsen or any of its Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Ipsen (or any of its Affiliates) and the Company, Ipsen and its Affiliates shall have no duty to communicate or offer such corporate opportunity to the Company and shall not be liable to the Company or the Company’s stockholders for breach of any fiduciary duty as a stockholder of the Company or controlling person of a stockholder by reason of the fact that Ipsen or any of Ipsen’s Affiliates pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person or entity, or does not communicate information regarding, or offer, such corporate opportunity to the Company.

(b)

In the event that a director, officer or employee of the Company who is also a director, officer or employee of Ipsen or any of Ipsen’s Affiliates acquires knowledge, other than solely as a result of his or her position as a director, officer or employee of the Company, of a potential transaction or matter that may be a corporate opportunity for the Company and Ipsen or any of Ipsen’s Affiliates (whether such potential transaction or matter is proposed by a third party or is conceived of by such director, officer or employee of the Company), such director, officer or employee shall be entitled to offer such corporate opportunity to the Company or to Ipsen or any of Ipsen’s Affiliates as such director, officer or employee deems appropriate under the circumstances in his sole discretion, and no such director, officer or employee shall be liable to the Company or the Company’s stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Company or the derivation of any improper personal benefit by reason of the fact that (i) such director, officer or employee offered such corporate opportunity to Ipsen or any of Ipsen’s Affiliates (rather than the Company) or did not communicate information regarding such corporate opportunity to the Company or (ii) Ipsen or any of Ipsen’s Affiliates pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Company. To the fullest extent permitted by Section 122(17) of the DGCL, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, (i) any such corporate opportunity, and (ii) any other potential transaction or matter that may be a corporate opportunity for the Company and Ipsen or any of Ipsen’s Affiliates of which Ipsen or any of Ipsen’s Affiliates acquire knowledge, except to the extent that a director, officer or employee of Ipsen or any of Ipsen’s Affiliates acquires such knowledge solely as a result of his or her position as a director, officer or employee of the Company.

(c)	The foregoing provisions of this Section 2.10 shall expire on the date on which Ipsen and its Affiliates shall no longer be entitled to designate at least one nominee for director to the Board pursuant to the provisions of Section 2.4 hereof and no Person who is a Director or officer of the Company is also a director or officer of Ipsen or any of Ipsen’s Affiliates. Neither such expiration, nor the alteration, amendment, change or modification of any provision of this Section 2.10 inconsistent with any provision of this Section 2.10 shall eliminate or reduce the effect of this Section 2.10 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 2.10, would accrue or arise, prior to such expiration, alteration, amendment, repeal or adoption.

(d)	For the purposes of this Section 2.10 only, “Company” shall mean the Company and all corporations, partnerships, joint ventures, associations and other entities in which the Company beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power or similar voting interests.

3.	MATTERS REQUIRING INVESTOR APPROVAL

Unless the Investor shall otherwise consent in writing, the Company hereby covenants and agrees with the Investor that it will not (and will cause its Subsidiaries not to) until the earlier of (i) five years from the First Closing Date if at that time the Convertible Notes have not been converted in full; or (ii) the date of completion of a Triggering Sale (and absent the occurrence of the events in clauses (i) or (ii) of this Section 3, the obligations of the Company set forth in this Section 3 shall continue indefinitely):

(a)	make, or permit any Subsidiary to make, any loan or advance to, or own any stock or other securities of, any Subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company other than Permitted Investments;

(b)	adopt any plan or arrangement for the dissolution or liquidation of the Company;

(c)	enter into any material transaction or contract unless the transaction or contract would reflect the execution of a board-approved budget and would not be reasonably anticipated to increase future budgets beyond current projections or, where no current projections have been formally prepared, beyond reasonably anticipated growth based on the Company’s recent operating performance;

(d)	directly or indirectly acquire, sell, lease or otherwise dispose of any property or assets other than in its ordinary course of business; provided that the Company shall not in any event acquire, sell, lease or dispose of any property or assets with an aggregate value exceeding Five Million Dollars ($5,000,000) without the Investor’s written consent unless it is a Permitted Transfer;

(e)	merge into or consolidate with any other Person other than with the Company;

(f)	establish or approve an operating budget with anticipated research and development spending per calendar year in excess of the sum of (i) Twenty Five Million Dollars ($25,000,000) (with such research and development spending being determined on a GAAP basis) plus (ii) the amounts approved by the Joint Steering Committee established under the Somatuline Autogel License for spending related to the products of Ipsen or its Affiliates;

(g)	enter into any transaction or agreement that would be reasonably likely to require an increase to research and development spending that would cause such spending to exceed the aggregate amount specified in Section 3(f) hereof;

(h)	incur capital expenditures (on a GAAP basis) of more than Two Million Dollars ($2,000,000) in any given calendar year;

(i)	make any investment, through the direct or indirect holding of securities or otherwise, other than Permitted Investments;

(j)

incur any Indebtedness (including extensions, renewals or refinancings and drawdowns under existing facilities), other than (i) Indebtedness evidenced by the Convertible Notes, and (ii) Permitted Indebtedness; provided that, with respect to (ii), if following the incurrence of such Permitted Indebtedness, the total Indebtedness exceeds Two Million Five Hundred Thousand Dollars ($2,500,000) (excluding trade payables in the ordinary course of business that are not more than 90 days past due), then such Permitted Indebtedness shall not be permitted unless immediately prior and after giving effect to the incurrence of such

Permitted Indebtedness, the Company’s ratio of Net Indebtedness to EBITDA shall not exceed 1 to 1;

(k)	change the principal business of the Company, enter new lines of business (if such business or businesses are material to the Company or its Subsidiaries), or exit the current line of business of the Company; provided that the Company shall be permitted to make reasonable extensions, developments or expansions to the business of the Company;

(l)	declare or pay any cash dividend on or redeem or repurchase any of its capital stock, directly or indirectly, other than acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company;

(m)	except as required by any law, rule, regulation or listing standard to which the Company is subject or as contemplated by this Agreement, increase or decrease the authorized number of directors constituting the Board or any committee thereof;

(n)	deregister the Common Stock under the Exchange Act;

(o)	amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company;

(p)	enter into any transaction or agreement that would reasonably be determined, or is reasonably likely, to result in competition with any business (other than any businesses to which the Investor and its Affiliates devote de minimis resources) of the Investor or its Affiliates carried on anywhere in the world at the time that such transaction or agreement is entered into by the Company or any of its Subsidiaries;

(q)	hire a new chief executive officer;

(r)	change the Company’s fiscal year;

(s)	adopt, implement, amend, redeem, waive or otherwise terminate or cause to come into effect or fail to apply any takeover defense measures, including without limitation any stockholder rights plan or similar plan or device, including the Rights Agreement, or any change of control provisions in contracts that would reasonably be expected to have a material impact on the Company’s operations, prospects or financial condition or the value of the holding of the Investor or the Investor’s Affiliates in the Company in the event that the Investor and its Affiliates were to increase their aggregate holdings in the Company; provided that notwithstanding the foregoing, the Investor hereby provides its consent to the execution and delivery of the Rights Agreement and the consummation of the transactions contemplated thereby;

(t)	support, recommend or endorse any offer by any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to acquire either (i) the beneficial ownership of more than 9.9 percent of the then-outstanding Common Stock where such Person or group is not already the beneficial owner of more than 9.9 percent of the then-outstanding Common Stock or (ii) any shares of Common Stock where such Person or group currently beneficially owns more than 9.9 percent of the outstanding Common Stock and where such acquisition would increase the percentage of the outstanding Common Stock currently beneficially owned by such Person or group, unless (A) the Company has at least 30 days prior to such support, recommendation or endorsement being given by the Company, notified the Investor and Ipsen in writing of its intention to give such support, recommendation or endorsement and such notice shall set forth in reasonable detail the terms of such offer and any conditions upon which the Company shall give such support, recommendation or endorsement and (B) for the duration of such 30 day period the Board has used its reasonable best efforts to discuss and negotiate with Ipsen in good faith the terms of an alternative offer by Ipsen and/or its Affiliates;

(u)	other than with respect to the Series A Junior Participating Preferred, create any additional class or series of shares of stock unless the same ranks junior to the Common Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company and with respect to the payment of dividends and redemption rights, or increase the authorized number of shares of Common Stock or increase the authorized number of shares of any additional class or series of shares of stock unless the same ranks junior to the Common Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company and with respect to the payment of dividends and redemption rights, or create or authorize any obligation or security convertible into shares of any class or series of stock, unless in favor of the Investor, unless the same ranks junior to the Common Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company and with respect to the payment of dividends and redemption rights;

(v)	issue, sell, pledge, grant, transfer or otherwise dispose of (or authorize the issuance, sale, pledge, grant, transfer or other disposition) in respect of (A) any shares of the Company’s capital stock or any other securities convertible into or exchangeable or exercisable for any shares of such capital stock (or derivative securities thereof), or (B) any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, other than:

(i)

issues or sales of shares of the Company’s capital stock the proceeds of which will be used solely for general working capital and research and development purposes, provided that such issues or sales (A) are made only after the second anniversary of the Effective Date and (B) do not exceed in aggregate Twenty Five Million Dollars ($25,000,000) in cash

(except in respect of New Securities issued pursuant to Section 5.1(d)(iii) in connection with strategic transactions involving the Company and other entities, in which case in value) in any three year period;

(ii)	issues or sales of shares of the Company’s capital stock after January 1, 2007, the proceeds of which shall be reserved for potential repayment of the Convertible Notes, provided that such issues and sales are made, and the proceeds of which are maintained, in compliance with Section 5.2 of this Agreement;

(iii)	issues or sales pursuant to options, warrants or other Common Stock grants or purchase rights issued or to be issued after the date hereof to employees or directors of the Company or any of its Subsidiaries or to consultants of the Company or any of its Subsidiaries (provided that such consultants are not granted options, warrants or other rights exercisable for more than, or Shares of Common Stock greater than, 75,000 shares of Common Stock in aggregate per year and the issuance of such options, warrants, other rights or shares to such consultants shall be for services and in amounts that are consistent with past issuances) pursuant to any plan, agreement, or arrangement approved by the Board; and

(iv)	issues or sales pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; or

(w)	grant to any party or issue any security the terms of which contain any preemptive right.

Notwithstanding the foregoing, in the event that any action set forth in this Section 3 is approved by the Board, including the affirmative vote of the Investor Directors, the Company shall as soon as reasonably practicable following such approval, provide the Investor with written notice of such approval and unless the Investor, within ten (10) Business Days after receipt of such notice, notifies the Company in writing that it does not consent to such action, the Investor’s written consent to such action shall be deemed to have been given.

4. CEO TERMINATION CONSULTATION

Prior to a termination or removal of the chief executive officer of the Company, the Company shall, for so long as the provisions of Section 3 are in effect, provide notice to the Investor of such proposed termination or removal and allow the Investor or an Affiliate of the Investor to send a representative to a meeting of the Board for consultation regarding the reasons for such proposed termination or removal.

5.	ISSUE OF NEW SECURITIES

5.1	Right of First Offer

Subject to the terms and conditions specified in this Section 5, and applicable securities laws, in the event the Company proposes to offer or sell any New Securities prior to the earlier of (i) five years from the First Closing Date if at that time the Convertible Notes have not been converted in full and (ii) the date of completion of a Triggering Sale (and absent the occurrence of the events in clauses (i) or (ii) above of this Section 5.1, the obligations of the Company and the rights of the Investor and the Investor’s Affiliates set forth in this Section 5 shall continue indefinitely), the Company shall first make an offering of such New Securities to the Investor in accordance with the following provisions of this Section 5. The Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its Affiliates in such proportions as it deems appropriate.

(a)	The Company shall deliver a notice, in accordance with the provisions of Section 8.6 hereof, (the Offer Notice) to the Investor stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered and sold, and (iii) the price (or in the case of a proposed public offering the minimum and maximum price in a range not to exceed the greater of $2.00 or 20 percent of the closing price of the Common Stock on the trading day prior to the date of the Offer Notice (the Public Offer Price Range)) and terms, if any, upon which it proposes to offer such New Securities.

(b)

By written notification received by the Company, within ten (10) calendar days after mailing of the Offer Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice (or, in the case of a proposed public offering, at the public offering price), up to that portion of such New Securities which equals (1) the number of shares of Common Stock deemed issued and held by the Investor, which shall include all securities issuable to the Investor upon conversion of the Convertible Notes, exercise of the Warrant for the number of Warrant Shares for which the Warrant is then-exercisable, or otherwise exercisable or exchangeable for, shares of Common Stock) divided by (2) the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of the Convertible Notes, the Warrant for the number of Warrant Shares for which the Warrant is then-exercisable and any other vested and in-the-money convertible or exercisable securities), multiplied by (3) the number of New Securities being issued; provided that in the case of a proposed public offering such written notice of the Investor (i) may specify an alternative price range to that of the Public Offer Price Range at which the Investor elects to purchase or obtain such portion of such New Securities so long as such alternative price range falls within the Public Offer Price Range, (ii) may specify varying amounts of such portion of such New Securities that the Investor elects to purchase at various prices that fall within the Public Offer Price Range or such alternative price range and (iii) shall constitute a non-binding indication of its intention to purchase such portion of such New Securities within the Public Offer Price Range or such alternative price range (an Indication Notice) and the Investor shall be under no obligation to provide any commitment regarding its Indication Notice until such time as all participants in the public offering irrevocably commit. For purposes of this Section 5.1(b), “in-the-money” shall mean that the exercise or conversion price per share of such convertible or exercisable securities exceeds the closing sale price of the Common Stock, as reported by Bloomberg L.P., on the date of the Offer Notice. In the case of a non-public offering, in no event shall an election by the Investor pursuant to this Section 5.1(b) to purchase or obtain up to such portion of such New Securities commit it to purchase more than its pro rata share (as determined above) of the New Securities sold without the Investor’s consent.

(c)	The Company may, during the ninety (90) day period following the expiration of the period provided in Section 5.1(b) hereof, offer the remaining unsubscribed portion of such New Securities (or in the case of a proposed public offering the portion of such New Securities for which the Investor has not indicated an interest pursuant to Section 5.1(b) above) (collectively, the Publicly Available Securities) to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the Publicly Available Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Publicly Available Securities shall not be offered unless first reoffered to the Investor in accordance with this Section 5.

(d)

The right of first offer in this Section 5 shall not be applicable to (i) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issued or to be issued after the date hereof to employees or directors of the Company, consultants of the Company or any of its Subsidiaries (provided that such consultants are not granted options, warrants or other rights exercisable for more than, or shares of Common Stock greater than, 75,000 shares of Common Stock in aggregate per year and the issuance of such options, warrants, other rights or shares to such consultants shall be for services and in amounts that are consistent with past issuances) pursuant to any plan, agreement, or arrangement approved by the Board; (ii) shares of Common Stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the right of first offer established by this Section 5 was complied with, waived, or was inapplicable pursuant to any provision of this Section 5.1(d) with respect to the initial sale or grant by the Company of such rights or agreements; (iii) any New Securities issued in connection with strategic transactions involving the Company and other entities, including without limitation, joint venture, licensing, collaboration, manufacturing, development, marketing or distribution arrangements, if (A) the consideration to be paid therefor shall not consist solely of cash and (B) the Company and the Investor shall not, after a period of good faith negotiation, reasonably agree on the price to be paid by the Investor for such New Securities in the exercise of the Investor’s right of first offer hereunder; provided that any issuances pursuant to this subclause (iii) shall be without prejudice to any obligation of the Company to obtain the Investor’s consent for such issuances in accordance with Section 3(v) hereof; and (iv) any New Securities issued in connection with any stock split, stock dividend or recapitalization by the Company.

(e)	The right of first offer set forth in this Section 5 may not be assigned or transferred except that such right is assignable by the Investor to any Affiliate of the Investor. To the extent that any New Securities are proposed to be issued in a public offering, the New Securities to be purchased by the Investor pursuant to Section 5.1(b) hereof shall be purchased in such public offering to the extent permissible under applicable securities laws or in a related private placement to the extent not so permissible.

5.2	Proceeds of Additional Securities Issued in Connection with the Repayment of the Convertible Notes

On each occasion that the Company issues or sells any shares of the Company’s capital stock pursuant to Section 3(v)(ii) hereof, the proceeds of such issue or sale shall be held in trust for the benefit of the Investor in a separate account, apart from all other funds of the Company, and shall only be released from such account (i) for the purposes of paying, upon demand of the Investor, amounts due and payable under the Convertible Notes in accordance with the terms thereof, (ii) following a Triggering Sale, in accordance with the provisions of Sections 8.1(c), (d), (e) and (f) of the Convertible Notes and (iii) to the Company following each conversion under a Convertible Note, such that following each conversion the amount remaining in such account shall be no less than the aggregate amount (if any) of principal and interest that remains unconverted under the Convertible Notes.

6.	FINANCIAL REPORTING COVENANTS

6.1	Reporting Information

From the First Closing Date until the occurrence of a Triggering Sale (if any), the Company shall provide to the Investor within the deadlines specified in Section 6.4 below the following financial reporting information in relation to the Company, which together shall constitute the Reporting Information:

(a)	the Company’s consolidated balance sheet;

(b)	the Company’s consolidated income statement;

(c)	the Company’s consolidated cash flow statement;

(d)	the Company’s statement of changes in stockholders’ equity;

(e)	inter-company transactions and balances between the Company and any of its Subsidiaries, on the one hand, and Ipsen and its Affiliates, on the other hand;

(f)	all relevant information relating to the Company’s accounting treatment of the Convertible Notes in the Company’s consolidated balance sheet and income statement;

(g)	details of any restatements or presentation changes relating to the Company’s transition from GAAP to International Financial Reporting Standards (IFRS);

(h)	a statement showing the transition between GAAP and IFRS for the Company’s consolidated balance sheet, consolidated income statement, consolidated cash flow statement and stockholders’ equity statement; and

(i)	a statement setting out the then-current Variable Amount (as such term is defined in the Warrant), together with the calculations used by the Company to determine such Variable Amount and such other information and documentation as the Investor may reasonably request to verify such calculations, such statement and calculations to be provided on a quarterly basis.

6.2	Purchase Accounting

No later than 30 Business Days after the First Closing Date, the Company shall provide the Investor with detailed information on the valuation of its assets and liabilities, according to both GAAP and IFRS, as at the First Closing Date to enable the Investor and its Affiliates to perform its purchase accounting. No later than 10 Business Days after the end of each subsequent quarter, the Company shall provide the Investor with sufficient information regarding any material change to such valuations that have occurred as at the end of each such subsequent quarter end to enable the Investor and its Affiliates to book appropriate IFRS compliant adjustments to the fair value of such assets and liabilities.

6.3	Variable Amount Notification; Dilution Amount Notification

(a)	No later than 10 Business Days after the end of each quarter, the Company shall provide the Investor with a statement setting out the Variable Amount (as such term is defined in the Warrant) as at such quarter end, together with the calculations used by the Company to determine such Variable Amount and such other information and documentation as the Investor may reasonably request to verify such calculations.

(b)

No later than 5 Business Days after receipt of a written request by the Investor, the Company shall provide the Investor with a statement setting out the Dilution Amount as at the date of such request, together with the calculations used by the

Company to determine such Dilution Amount and such other information and documentation as the Investor may reasonably request to verify such calculations.

6.4	Deadlines for Reporting Information

(a)	All Reporting Information for the Company’s 2005 financial year and for the first quarter and the first half of 2006 shall be prepared by the Company in accordance with IFRS and provided to the Investor prior to November 15, 2006, together with an IFRS audit opinion from the Company’s auditors on the Company’s IFRS restated financial statements (an IFRS Audit Opinion) for the 2005 financial year and an IFRS review opinion from the Company’s auditors on the Company’s IFRS restated financial statements (an IFRS Review Opinion) for the first quarter and the first half of 2006.

(b)	All Reporting Information for the Company’s third quarter of 2006 shall be shall be prepared by the Company in accordance with GAAP and provided to the Investor no later than 15 Business Days after September 30, 2006, and the Company’s Form 10-Q and an SAS 100 Review Report from the Company’s auditors on the GAAP financial statements in such Reporting Information shall be provided to the Investor no later than 30 Business Days after September 30, 2006. All Reporting Information for the Company’s third quarter of 2006 shall be prepared by the Company in accordance with IFRS and such Reporting Information and an IFRS Review Opinion for such financial period shall be provided to the Investor by March 31, 2007.

(c)	All Reporting Information for the Company’s full year 2006 shall be prepared by the Company in accordance with IFRS and provided to the Investor no later than 20 Business Days after December 31, 2006 and an IFRS Audit Opinion for such financial period shall be provided to the Investor no later than 32 Business Days after December 31, 2006.

(d)	All Reporting Information for the Company’s first quarter of 2007 shall be prepared by the Company in accordance with IFRS and provided to the Investor no later than 12 Business Days after March 31, 2007 and an IFRS Review Opinion for such financial period shall be provided to the Investor no later than 27 Business Days after March 31, 2007.

(e)	All Reporting Information for the Company’s second quarter of 2007 shall be prepared by the Company in accordance with IFRS and provided to the Investor no later than 10 Business Days after June 30, 2007 and an IFRS Review Opinion for such financial period shall be provided to the Investor no later than 25 Business Days after June 30, 2007.

(f)	All Reporting Information for the Company’s third quarter of 2007 shall be prepared by the Company in accordance with IFRS and provided to the Investor no later than 10 Business Days after September 30, 2007 and an IFRS Review Opinion for such financial period shall be provided to the Investor no later than 25 Business Days after September 30, 2007.

(g)	All Reporting Information for the Company’s full year 2007 shall be prepared by the Company in accordance with IFRS and provided to the Investor no later than 12 Business Days after December 31, 2007 and an IFRS Audit Opinion for such financial period shall be provided to the Investor no later than 27 Business Days after December 31, 2007.

(h)	After December 31, 2007:

(i)	all Reporting Information for the Company’s first quarter, half year and third quarter shall be prepared by the Company in accordance with IFRS and provided to the Investor no later than 10 Business Days after the end of such period and an IFRS Review Opinion for each such financial period shall be provided to the Investor no later than 25 Business Days after the end of such period; and

(ii)	all Reporting Information for the Company’s full year shall be prepared by the Company in accordance with IFRS and provided to the Investor no later than 12 Business Days after the end of such period and an IFRS Audit Opinion for each such financial period shall be provided to the Investor no later than 25 Business Days after the end of such period.

7.	COVENANTS OF THE INVESTOR

7.1	Lock-up Period

(a)	Without the prior written consent of the Company, the Investor shall not, nor shall it permit any of its Affiliates to, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, such Common Stock, or publicly announce an intention to effect any such transaction, for the one-year period commencing on the date of the First Closing, other than (i) transfers to Affiliates of the Investor or (ii) the exercise or conversion of the Warrant or the Convertible Notes.

(b)

Without the prior written consent of the Company, neither the Investor nor Ipsen shall, directly or indirectly, sell, transfer or dispose of any of the capital stock of any wholly-owned Subsidiary of Ipsen or the Investor that holds shares of Common Stock for the one-year period commencing on the date of the First

Closing, other than sales or transfers to another wholly-owned Subsidiary of Ipsen or the Investor. This Section 7.1(b) shall not apply to such a sale, transfer or disposal the primary purpose of which is a bona fide sale, transfer or disposal of all or at least the part of Ipsen’s business that is reasonably related to the Somatuline Autogel License and Increlex License and not primarily the sale, transfer or disposal of the shares of Common Stock held by such Subsidiary, provided that the transferee in any such sale, transfer or disposal agrees to be bound by the terms of Section 7.1 hereof.

(c)	Purported sales, transfers or dispositions of shares of Common Stock that are not in compliance with this Section 7.1 shall be void and shall be of no force or effect.

7.2	Restriction on Block Transfers

Without the prior written consent of the Company, the Investor shall not, nor shall it permit any of its Affiliates to, directly or indirectly, sell, transfer or dispose of any shares of Common Stock to any Person or Persons known to the Investor to be a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) if, after giving effect to such sale, transfer or disposition, such Person or such group, as the case may be, would, to the Investor’s knowledge (and, in the case of a private sale, after inquiry), beneficially own more than 14.9 percent of the Company’s then-outstanding shares of Common Stock.

7.3	Compliance with Securities Laws

The Investor shall not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any shares of Common Stock to any Person pursuant to this Agreement except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder.

7.4	Compulsory Acquisition.

If at any time the Investor and/or its Affiliates beneficially own ninety percent or more of the then-outstanding Common Stock such that, upon all such Common Stock being held either by the Investor or an Affiliate of the Investor, the Investor or such Affiliate is entitled to effect a merger with the Company in accordance with the provisions of Section 253 of the Delaware General Corporation Law, the Investor shall, or shall cause such Affiliate to, effect such a merger with the Company.

7.5	The Standstill Period

During the Standstill Period, without the prior written consent of the Company, the Investor shall not, nor shall it permit any of its Affiliates to, nor shall Ipsen or any of its Affiliates agree, or advise, assist, encourage, propose (publicly or otherwise), provide information or provide financing to others, or permit its Affiliates to agree, or to advise, assist, encourage, propose (publicly or otherwise), provide information or provide financing to others, to, individually or collectively, directly or indirectly, acquire or offer to acquire or agree to acquire from any Person other than the Company, directly or indirectly, by purchase, by making, effecting, initiating or participating in any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company, through the acquisition of control of another Person, by depositing any shares of Common Stock into a voting trust or subjecting any shares of Common Stock to any arrangement or agreement with respect to the voting of such securities, by joining a partnership, limited partnership or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, beneficial ownership of any equity securities of the Company, or direct or indirect rights (including convertible securities) or options to acquire such beneficial ownership (or otherwise act in concert with respect to any such securities, rights or options with any Person that so acquires, offers to acquire or agrees to acquire); provided that no such acquisition, offer to acquire or agreement to acquire shall be deemed to occur solely due to (a) a stock split, reverse stock split, reclassification, reorganization or other transaction by the Company affecting any class of the outstanding capital stock of the Company generally or (b) a stock dividend or other pro rata distribution by the Company to holders of its outstanding capital stock.

7.6	The Regulated Purchase Period

During the Regulated Purchase Period, without the prior written consent of the Company, the Investor shall not, nor shall it permit any of its Affiliates to, nor shall Ipsen or any of its Affiliates agree, or advise, assist, encourage, propose (publicly or otherwise), provide information or provide financing to others, or permit its Affiliates to agree, or to advise, assist, encourage, propose (publicly or otherwise), provide information or provide financing to others, to, individually or collectively, directly or indirectly, acquire or offer to acquire or agree to acquire from any Person other than the Company, directly or indirectly, by purchase, by making, effecting, initiating or participating in any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company, through the acquisition of control of another Person, by depositing any shares of Common Stock into a voting trust or subjecting any shares of Common Stock to any arrangement or agreement with respect to the voting of such securities, by joining a partnership, limited partnership or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, beneficial ownership of any equity securities of the Company, or direct or indirect rights (including convertible securities) or options to acquire such beneficial ownership (or otherwise act in concert with respect to any such securities, rights or options with any Person that so acquires, offers to acquire or agrees to acquire) other than Permitted Offers and Acquisitions; provided that no such acquisition, offer to acquire or agreement to acquire shall be deemed to occur solely due to (a) a stock split, reverse stock split, reclassification, reorganization or other transaction by the Company affecting any class of the outstanding capital stock of the Company generally or (b) a stock dividend or other pro rata distribution by the Company to holders of its outstanding capital stock.

8.	MISCELLANEOUS

8.1	Effectiveness of Agreement.

This Agreement shall become effective upon the Effective Date.

8.2	Assignment

This Agreement and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) without the prior written consent of the other party hereto; provided that the Investor may, without obtaining the prior written consent of the Company, assign, delegate, or otherwise transfer its rights and obligations hereunder to any Affiliates of the Investor and following such assignment, such Affiliates shall be deemed to be an “Investor” for the purposes of this Agreement and any reference to Investor in this Agreement shall automatically be deemed to include a reference to such Affiliates (provided that in such case the Investor shall not be relieved of its obligations hereunder). The Company shall execute such acknowledgements of such assignments in such forms as the Investor may from time to time reasonably request. Any attempted assignment, delegation, or transfer in violation of this Section 8.2 shall be void and of no force or effect. Each of the Investor and any Affiliate of the Investor to whom rights and obligations hereunder have been assigned pursuant to this Section 8.2 hereby agrees and acknowledges that Ipsen is hereby appointed as its agent in connection with the exercise of its rights and remedies under this Agreement and Ipsen hereby accepts such appointment.

8.3	Governing Law

(a)	This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of New York, without regard to its principles of conflicts of laws.

(b)	Each party irrevocably submits to the exclusive jurisdiction of the New York Courts for the purposes of any proceeding arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement only. Each party agrees to commence any such proceeding in the United States District Court for the Southern District of New York or if such proceeding may not be brought in such court for jurisdictional reasons, then in the Supreme Court of the State of New York, New York County. Each party further agrees that service of any process, summons, notice or document by registered or certified mail (or any substantially similar form of mail), postage paid, to such party’s respective address set forth in Section 8.6 shall be effective service of process with respect to any matters to which it has submitted to jurisdiction in this Section 8.3(b). Each party irrevocably and unconditionally waives any objection to the laying of venue of any such proceeding in any New York Court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such New York Court that any such proceeding brought in any such New York Court has been brought in an inconvenient forum, or should be dismissed or transferred on such basis.

(c)	EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER (WHETHER IN CONTRACT, TORT OR OTHERWISE) TO THIS AGREEMENT ONLY.

8.4	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.5	Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6	Notices

(a)	if to the Company, to:

Tercica, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, California 94005

USA

Attention: General Counsel

Facsimile: (650) 624-4940

with a copy (which shall not constitute notice) to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto

California 94306

United States of America

Attention: Suzanne Sawochka Hooper

Facsimile: (650) 849-7400

or to such other person, at such other place or to such other facsimile number as the Company shall designate to the Investor and Ipsen in writing; and

(b)	if to the Investor or Ipsen, to:

Ipsen S.A

42, rue du Docteur Blanche

75016 Paris

France

Attention: General Counsel

Facsimile: + 331 44 96 11 88

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer LLP

520 Madison Avenue, 34th Floor

New York, NY 10022

United States of America

Attention: Matthew Jacobson, Esq.

Facsimile: +1 212-277-4001

or to such other person, at such other place or to such other facsimile number as the Investor shall designate to the Company in writing. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered by facsimile (with receipt confirmed by telephone) or nationally recognized overnight express courier postage prepaid.

8.7	Costs of Enforcement

If any Party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable attorneys’ fees.

8.8	Amendments and Waivers

(a)	Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor and, in respect of Sections 2.7, 2.9, 2.10, 7 and 8 of this Agreement only, Ipsen. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(b)	Neither the Investor nor Ipsen nor any Affiliate thereof shall seek to amend or waive the terms of this Agreement or the other Transaction Documents by seeking stockholder consent without prior approval of the then-current Board.

8.9	Severability

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.10	Entire Agreement

This Agreement, together with the other Transaction Documents, constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly cancelled. None of the rights of the Investor or Ipsen contained herein are or shall be contingent on anything not stated herein and in particular are not contingent on the approval by the stockholders of the Company of the Bylaw Amendments or the Certificate of Incorporation Amendments.

8.11	Delays or Omissions

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.12	No Limitation on Stockholder Rights

Except as expressly provided herein, nothing in this Agreement shall in any way affect any stockholder’s ability to vote or act its shares of the Company’s capital stock (including without limitation nominating additional Directors or voting for different Directors, soliciting proxies or participating in solicitations).

8.13	Seeking Approval of Certificate of Incorporation Amendments and Bylaw Amendments

In the event that any of the Certificate of Incorporation Amendments or Bylaw Amendments have not been approved by the Company’s stockholders at the Company Stockholders’ Meeting, the Company shall, following the written request of the Investor, duly solicit, using all commercially reasonable efforts (including recommending to the Company’s stockholders that they give their approval), the approval of the Company’s stockholders for such Certificate of Incorporation Amendments and/or Bylaw Amendments at the Company’s next meeting of stockholders of the Company.

8.14 Specific Performance, Injunctive and Other Equitable Relief

Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Company acknowledges that in the event it breaches this Agreement, money damages would be inadequate and the Investor and Ipsen would have no adequate remedy at law, so that the Investor and Ipsen shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and the Company’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TERCICA, INC.

By:	/s/ John A. Scarlett, M.D.
Name: John A. Scarlett, M.D.
Title: CEO and President

SURAYPHARM

By:	/s/ Claire Giraut
Name:
Title:

For the purposes of Sections 2.7, 2.9, 2.10, 7 and 8 hereof only,

IPSEN, S.A.

By:	/s/ Claire Giraut
Name:
Title:

[Signature Page to Affiliation Agreement]

ANNEX A

THE STRATEGIC PLANNING COMMITTEE CHARTER

•	The Strategic Planning Committee’s role is to:

•	review all strategic issues affecting the Company with regard to research and development, industrial, manufacturing, commercial and financial matters, and alliances and partnerships of all types;

•	review and recommend to the Board an annual three-year strategic plan;

•	review the Company’s operating plans and allocation of resources and their relationship to the Company’s strategic plans and make recommendations relating thereto;

•	review any major investment, asset sale, restructuring, alliance or partnership projects; and

•	submit reports, proposals and recommendations of all issues falling within its scope of responsibility.

•	The Strategic Planning Committee meets at least two times a year. Meetings are convened by the committee’s chairman.

•

The Strategic Planning Committee may call upon the Company’s senior executives for assistance. It may request sight of any internal reports, documents and research drawn up by the Company and commission any external technical reports at the Company’s expense, subject to the usual confidentiality undertakings.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this Agreement), dated as of October 13, 2006, by and between Tercica, Inc., a Delaware corporation (the Company), Ipsen, S.A., a French société anonyme (Ipsen) and Suraypharm, a French société par actions simplifiée, a subsidiary of Ipsen (Suraypharm and, together with Ipsen and the Company, the Parties).

WHEREAS, Ipsen, Suraypharm and the Company have entered into certain investment documents including a Stock Purchase and Master Transaction Agreement, dated as of July 18, 2006 (the Purchase Agreement), and the Company has delivered, or agreed to deliver subject to specified conditions, the Warrant and the Convertible Notes (as those terms are defined in the Purchase Agreement);

WHEREAS, the Parties desire to enter into this Agreement in order to, among other things, set forth the rights of the Investors (as defined below) to cause the Company to register the Registrable Securities (as defined below) with the U.S. Securities and Exchange Commission (the SEC) for resale pursuant to the U.S. Securities Act of 1933, as amended (the Securities Act); and

WHEREAS, the execution and delivery of this Agreement is a condition to the Parties’ obligations to close the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants set forth herein, the Parties hereby agree as follows:

Section 1. Definitions and Interpretation.

(a) Each of the following terms, when used in this Agreement, shall have the meaning set forth below:

Affiliate means, with respect to any Person, any Person that (directly or indirectly) controls, is controlled by or is under common control with such Person (and, for the purposes hereof, the term control means the power to direct the management and policies of such Person (directly or indirectly), whether through ownership of securities, by contract or otherwise (and the terms controlling and controlled have the meanings correlative to the foregoing)).

Affiliation Agreement has the meaning set forth in the Purchase Agreement.

Agreement has the meaning set forth in the preamble.

Business Day means in respect of determining a date related to registration contemplated hereunder, any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, and, in all other cases, any day on which banks are not required or authorized by applicable law to close in the City of New York.

Company has the meaning set forth in the preamble.

Company Indemnified Person has the meaning set forth in Section 5(b).

Company Common Stock means the common stock, par value $0.001 per share, of the Company.

Effectiveness Deadline has the meaning set forth in Section 2(a).

Exchange Act means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Filing Deadline has the meaning set forth in Section 2(a).

Holder means any person owning of record Registrable Securities.

Holder Indemnified Persons has the meaning set forth in Section 5(a).

Indemnified Party has the meaning set forth in Section 5(c).

Indemnifying Party has the meaning set forth in Section 5(c).

Initiating Holders has the meaning set forth in Section 2(a).

Ipsen has the meaning set forth in the preamble.

Investors shall mean Ipsen, Suraypharm and each Affiliate thereof.

IRA means that certain Amended and Restated Investors’ Rights Agreement, dated as of July 9, 2003, as amended, by and among the Company and certain of its stockholders.

IRA Registrable Securities has the meaning ascribed to the term “Registrable Securities” under the IRA.

Kingsbridge Registration means any registration pursuant to that certain Registration Rights Agreement, dated as of October 14, 2005, by and between the Company and Kingsbridge Capital Limited.

Material Event has the meaning set forth in Section 4(a)(xi).

Most Recent SEC Report has the meaning set forth in Section 2(d).

Non-Organized Sales means sales that are not Organized Sales.

Non-Organized Sale Limit has the meaning set forth in Section 2(c).

Non-Registration Period means the one-year period beginning on the second anniversary of the effectiveness of the first registration by the Company pursuant to Section 2; provided, however, that the beginning of such period shall be extended by such number of days as (i) pursuant to Section 2(a)(v), the Company is not obligated to effect a registration as a result of a public offering commenced within 90 days prior to the second anniversary of the effectiveness of such first registration (as extended by clauses (i) and (ii) of this paragraph), and (ii) if such first registration is a Shelf Registration Statement, the ability of the Initiating Holders thereof to sell shares thereunder is suspended pursuant to Section 4(a)(xi) prior to the second anniversary of the effectiveness of such first registration (as extended by clauses (i) and (ii) of this paragraph).

Note Shares means the shares of Company Common Stock issued upon conversion of the Convertible Notes (as such term is defined in the Purchase Agreement).

Organized Sales means any of the following: (i) any underwritten offering with a minimum aggregate offering price, net of underwriting discounts and commissions, of at least $10 million; (ii) any offering of Registrable Securities in connection with which the holders of Registrable Securities utilize a placement agent or agents with a minimum anticipated aggregate offering price, net of placement agent fees and commissions, of at least $10 million; and (iii) sales to a single purchaser or group of purchasers in a single transaction or series of related transactions with a minimum aggregate offering price of at least $5 million.

Person means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or governmental entity.

Purchase Agreement has the meaning set forth in the recitals to this Agreement.

register (and registered and registration) means a registration effected by preparing and filing a registration statement in compliance with the Securities Act with the SEC, and the declaration or ordering of the effectiveness by the SEC of, or automatic effectiveness of, such registration statement.

Registrable Securities means (i) the Shares, the Note Shares and the Warrant Shares, and (ii) all shares of Company Common Stock related to the Shares, the Note Shares and the Warrant Shares issued in connection with any exchange, conversion, stock split, stock dividend, distribution, recapitalization or similar event of the Company; provided, however, that Registrable Securities shall not include any of the above shares (i) sold by a person to the public either pursuant to a Registration Statement or Rule 144 under the Securities Act, (ii) sold to any person in a private transaction in which the right the cause the Company to register Registrable Securities is not assigned pursuant to Section 6, and (iii) held by a Holder during any such period that all Registrable Securities held by such Holder could be sold without restriction under Rule 144 under the Securities Act during the following ninety day period.

Registration Statement means a registration statement under the Securities Act covering the registration of all or any portion of the Registrable Securities.

Rights Holder Registration means any registration pursuant to Sections 2.5 or 2.7 of the IRA.

SEC has the meaning set forth in the recitals.

Securities Act has the meaning set forth in the recitals.

Shares means the shares of Company Common Stock issued pursuant to the Purchase Agreement.

Shelf Registration Statement has the meaning set forth in Section 2(a).

Suspension Notice has the meaning set forth in Section 4(a)(xi).

Unrelated Registration Statement means (i) a Kingsbridge Registration; (ii) a Rights Holder Registration; (iii) any registration (A) relating to an employee benefit plan (as defined in Rule 405 under the Securities Act), or (B) relating to the issuance and sale of, or the resale of, securities issued in a transaction pursuant to Rule 145 under the Securities Act, or (iv) on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of the Registrable Securities.

VLL Agreement means that certain Common Stock Agreement, dated as of January 21, 2005, as amended, by and between the Company and Venture Lending & Leasing IV, LLC.

VLL Registrable Securities has the meaning ascribed to the term “Registrable Securities” under the VLL Agreement.

Warrant Shares means the shares of Company Common Stock issued upon exercise of the Warrant (as such term is defined in the Purchase Agreement).

Withdrawn Registration has the meaning set forth in Section 2(d).

(a) Any capitalized term used in this Agreement without definition shall have the meaning assigned thereto in the Purchase Agreement.

(b) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(c) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(d) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(e) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(f) Any definition of or reference to any contract, document, instrument or other record herein shall be construed as referring to such contract, document, instrument or other record as from time to time amended, supplemented, restated or otherwise modified.

(g) Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.

(h) The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(i) Unless the context otherwise requires, all references herein to Sections shall be construed to refer to Sections of this Agreement; all references herein to the preamble and recitals shall be construed to refer to the preamble and recitals to this Agreement.

(j) The headings and captions used in this Agreement are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 2. Demand Registration Rights.

(a) The Company hereby covenants and agrees that if the Company shall receive, at any time after the one year anniversary of this Agreement, a written request from a Holder or Holders (the Initiating Holders) that the Company file a registration statement under the Securities Act covering the registration of all or any portion of Registrable Securities then held by the Initiating Holders (a Registration Statement) and the anticipated gross aggregate offering price (based on the Company’s then-current share price) is reasonably expected to exceed $10 million (or if less constitutes all of the remaining Registrable Securities), then the Company shall as soon as reasonably practicable, and in any event within 60 calendar days of the receipt of such request (the Filing Deadline), file a Registration Statement under the Securities Act covering all Registrable Securities which the Initiating Holders have requested to be registered and cause such Registration Statement to be declared effective by the SEC as soon as reasonably practicable, but in no event later than 90 calendar days of the receipt of such request (the Effectiveness Deadline); provided that in the event that the Company is informed by the SEC that the SEC will review such Registration Statement, the Effectiveness Deadline shall be extended by 60 calendar days from the date otherwise calculable hereunder). At the request of the Initiating Holders, such Registration Statement may be for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (a Shelf Registration Statement).

Notwithstanding this Section 2(a), the Company shall not be obligated to effect any registration pursuant to this Section 2(a): (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act, (ii) if the request for registration occurs during the Non-Registration Period, (iii) during the period starting with the filing of, and ending on the date 180 calendar days following the date any registration requested hereunder was initially declared or automatically became effective, (iv) following the Non-Registration Period, during the period starting with the filing of, and ending on the date 180 calendar days following the final date upon which a Shelf Registration Statement was effective, or (v) during the 90 calendar day period following the closing date of a public offering by the Company. Without the consent of the Initiating Holders, the Company shall not include securities other than Registrable Securities to be sold by the Initiating Holders in any registration effected pursuant to this Section 2(a).

(b) The Company shall keep any Registration Statement filed pursuant to Section 2(a) continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of Registrable Securities requested to be registered by the Initiating Holders, and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the SEC as in effect from time to time, (i) if such Registration Statement is not a Shelf Registration Statement, for a period of up to 90 days or, if earlier, until the date on which all Registrable Securities covered by such Registration Statement have been sold pursuant thereto, and (ii) if such Registration Statement is a Shelf Registration Statement, until the date on which all Registrable Securities covered by such Registration Statement have been sold pursuant thereto. Notwithstanding the foregoing, the Company shall not be required to keep any Registration Statement effective during (x) the Non-Registration Period or (y) following the Non-Registration Period, for a period exceeding six months.

(c) As a condition to the filing of any Registration Statement filed pursuant to this Section 2, the Investors agree that so long as they collectively have beneficial ownership of ten percent or more of the outstanding Company Common Stock, the Investors will not sell shares registered pursuant to this Agreement other than through Organized Sales; provided, however, that the Investors may sell such shares through Non-Organized Sales for so long as the total number of shares sold by the Investors in all Non-Organized Sales does not exceed an aggregate of fifteen percent (15%) of the Company’s outstanding Common Stock (as measured at the time of the most recent sale) (the Non-Organized Sale Limit). Notwithstanding the foregoing, in the event that (i) the placement agent or underwriter of an Organized Sale requests reasonable lock-up agreements from stockholders of the Company other than the Investors in a manner consistent with industry practice, (ii) such other stockholders do not agree to the lock-up requested in a manner consistent with industry practice, and (iii) such Organized Sale is aborted by the Investors or the requesting underwriter or placement agent in connection with clause (ii), then the Non-Organized Sale Limit shall be increased by the number of Registrable Securities proposed to be included in such Organized Sale.

(d) The Initiating Holders shall have the right (in their sole discretion) to terminate or withdraw any registration (a Withdrawn Registration) under this Section 2 prior to the effectiveness of such registration whether or not the Company or any other Person has included securities therein, in which case the Company will no longer be required to proceed with such registration; such withdrawn registration shall not count as a registration for purposes of this Section 2 and the Initiating Holders, not the Company, shall bear any and all expenses of any registration begun under this Section 2 (including expenses of the Company) the request of which has been withdrawn by the Initiating Holders, unless (i) there is a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, after the filing date of the most recent annual report or, if later, the most recent quarterly report, of the Company filed with the SEC on a Form 10-K or Form 10-Q, as the case may be, filed prior to the making of the relevant request for registration under Section 2(a) and prior to the making of the relevant request for registration under Section 2(a) (the Most Recent SEC Report) or (ii) the Most Recent SEC Report includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. If the Initiating Holders are required to bear such expenses, such expenses shall be borne by the Initiating Holders in proportion to the number of Registrable Securities for which registration was requested.

Section 3.

(a) Piggyback Rights. If at any time after the one year anniversary of this Agreement the Company proposes to register (whether in a primary offering pursuant to which the Company is selling securities or in a registration effected by the Company for its stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities (other than an Unrelated Registration Statement), and at such time there is not an effective Registration Statement covering all of the Registrable Securities then held by the Holders, the Company shall, at such time, promptly give the Holders written notice of such registration. Upon the written request of the Holders given within twenty (20) calendar days after mailing of such notice by the Company, the Company shall cause to be registered under the Securities Act all of the Registrable Securities that the Holders have requested to be registered; provided that if the total number of securities, including Registrable Securities requested to be included by the Holders in such offering, exceeds the amount of securities to be sold that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that amount of securities, including Registrable Securities, which the underwriters determine will not jeopardize the success of the offering; provided that the number of Registrable Securities, IRA Registrable Securities and VLL Registrable Securities to be included in such offering shall in no event be less than twenty-five percent of the total offering. The Holders, the holders of IRA Registrable Securities and the holders of VLL Registrable Securities shall share such portion of the Company’s offering allocated to selling stockholders on a pro rata basis based upon their relative ownership of the Company’s outstanding stock carrying piggyback registration rights.

(b) If the Company intends to distribute the shares registered pursuant to this Section 3 by means of an underwriting, a Holder’s right to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and such Holder entering into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting, it being agreed and understood that no such underwriting agreement shall require a Holder to (i) provide representations and warranties other than in respect of the Holder’s organizational matters and its authority to enter into such underwriting agreements (and related agreements such as a custody agreement and a power of attorney), title to the shares of Company Common Stock to be sold by such Holder and information provided by such Holder for use in the Registration Statement or (ii) provide indemnification or contribution to any Person other than on the terms set forth in Section 5 below.

(c) Notwithstanding Section 9(a), for so long as the total number of IRA Registrable Securities exceeds ten percent of the outstanding Company Common Stock, the provisions of Section 3(a) may be amended or waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), with and only with the written consent of (i) the Company, (ii) the Holders of a majority-in-interest of the Registrable Securities then held by the Holders if at the time of such amendment or waiver, the total number of Registrable Securities exceeds ten percent of the outstanding Company Common Stock, and (iii) the holders of a majority-in-interest of the then-outstanding IRA Registrable Securities (not including the “Founder Shares” as such term is defined in the IRA); provided, however, that if at the time of such amendment or waiver the total number of Registrable Securities is less than ten percent of the outstanding Company Common Stock and the written consent of the Holders of a majority-in-interest of the Registrable Securities then held by the Holders is not required to give effect to such amendment or waiver by operation of subclause (ii) of this Section 3(c), and such waiver or amendment materially and adversely affects the rights of the Holders of Registrable Securities and does not materially and adversely affect the rights of the holders of IRA Registrable Securities in the same manner, then such waiver or amendment shall require the consent of the Holders of a majority-in-interest of the Registrable Securities then held by the Holders.

Section 4. Obligations of the Company; Expenses; Procedures Relating to Registration.

(a) Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall:

(i) Prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, cause such Registration Statement to become effective, and if such registration statement is a demand registration statement pursuant to Section 2 keep such registration statement effective in accordance with Section 2(b);

(ii) Subject to Section 4(a)(xi), prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable effectiveness period;

(iii) As promptly as possible, furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

(iv) As promptly as possible, register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be necessary to effect the sale by the Holders of such securities; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless (A) the Company is already subject to service in such jurisdiction or (B) required by the Securities Act;

(v) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering (subject to the Holders having also entered into and performed its obligations under such an agreement);

(vi) As promptly as possible, cause all such Registrable Securities so registered to be listed on the national securities exchange or automated quotation service on which the Company Common Stock is then listed;

(vii) Enter into all such arrangements with the transfer agent and registrar of the Company Common Stock as may be required in connection with the offer and sale of the Registrable Securities so registered and ensure that the CUSIP number for such Registrable Securities is the same as the CUSIP number for the Company Common Stock;

(viii) In the event of any underwritten public offering, cause to be furnished, on the date on which such Registrable Securities are sold to the underwriter: (i) an opinion, dated such date and addressed to the underwriters, of counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and (ii) a comfort letter, dated such date and addressed to the underwriters, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering;

(ix) Shall not cause any other registration of Company Common Stock (or securities convertible into, or exchangeable or exercisable for, Company Common

Stock), whether for its own account or for the account of any other Person (other than an Unrelated Registration Statement) to become effective within 90 calendar days following the completion of any Organized Sale (or such shorter period as required by the managing underwriter or placement agent);

(x) Provide the Holders, any participating underwriter and any attorney, accountant or other agent retained by the Holders or such underwriter, reasonable access, during normal business hours and upon prior notification, to appropriate officers of the Company and the Company’s subsidiaries to ask questions and to obtain information reasonably requested by any such Person and make available for inspection all financial and other records and other information, pertinent corporate documents and properties of any of the Company and its subsidiaries and affiliates as may be reasonably necessary to enable them to undertake customary due diligence; provided, however, that such Persons shall, at the Company’s request, first agree in writing with the Company that any information that is reasonably and in good faith designated by the Company as confidential at the time of delivery of such information shall be kept confidential by such Persons and shall be used solely for the purposes of exercising rights under this Agreement, unless (A) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of governmental or regulatory authorities, (B) disclosure of such information is required by law (including any disclosure requirements pursuant to federal securities laws in connection with the filing of any Registration Statement or the use of any prospectus referred to in this Agreement) or necessary to defend or prosecute a claim brought against or by any such Persons (e.g., to establish a “due diligence” defense), (C) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by any such Person, or (D) such information becomes available to any such Person from a source other than the Company and such source is not known to be bound by a confidentiality agreement; and

(xi) In the event of: (A) the issuance by the SEC of a stop order suspending the effectiveness of a Registration Statement or the initiation of proceedings with respect to a Registration Statement under Section 8(d) or 8(e) of the Securities Act, (B) the occurrence of any event or the existence of any fact (a Material Event) as a result of which any Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any related prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (C) the occurrence or existence of any pending corporate development that, in the reasonable discretion of the Company’s Board of Directors, would cause the failure to suspend the availability of a Registration Statement and related prospectus to be seriously detrimental to the Company and its stockholders:

(1) in the case of clause (B) above, subject to the next sentence, as promptly as practicable prepare and file, if necessary pursuant to applicable law, a post-effective amendment to such Registration Statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document that would be incorporated by reference into such Registration Statement and related prospectus so that such Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and such prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, and, in the case of a post-effective amendment to a Registration Statement, subject to the next sentence, use all commercially reasonable efforts to cause it to be declared effective as promptly as is practicable, and

(2) give notice to the Holders that the availability of such Registration Statement is suspended (a Suspension Notice) and, upon receipt of any Suspension Notice, the Holders agree not to sell any Registrable Securities pursuant to such Registration Statement until the Holders’ receipt of copies of the supplemented or amended prospectus provided for in clause (1) above, or until it is advised in writing by the Company that such prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus, or until the maximum number of applicable days set forth in clauses (B) or (C) in the following paragraph have passed.

The Company will use all commercially reasonable efforts to ensure that the use of the prospectus may be resumed (x) in the case of clause (A) above, as promptly as is practicable, (y) in the case of clause (B) above, as soon as, in the sole judgment of the Company, public disclosure of such Material Event would not be prejudicial to or contrary to the interests of the Company or, if necessary to avoid unreasonable burden or expense, as soon as practicable thereafter (but in no event for more than the lesser of 10 calendar days and the number of days which, aggregated with all other suspensions under clauses (B) and (C) above would result in the total number of suspended days in any twelve month period to exceed thirty (30) days) and (z) in the case of clause (C) above, as soon as in the reasonable discretion of the Company, such suspension is no longer necessary to avoid serious detriment to the Company and its stockholders (but in no event for more than the lesser of 10 calendar days and the number of days which, aggregated with all other suspensions under clauses (B) and (C) above would result in the total number of suspended days in any twelve month period to exceed thirty (30) days).

(b) In connection with any registration hereunder, the Holders shall furnish to the Company or to the managing underwriters of an offering, if any, such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be reasonably required to effect the registration of Registrable Securities.

(c) Except as provided in Section 2(d), all expenses incurred in effecting any registration pursuant to this Agreement (including all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration) shall be borne by the Company. All underwriting discounts, fees and disbursements of counsel for the Holders, brokers or other selling commissions and stock transfer taxes applicable to the sale of Registrable Securities shall be borne by the Holders.

(d) With a view to making available to the Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit the Holders to sell securities of the Company to the public without registration or pursuant to a Form S-3 Registration Statement, the Company agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times that the Company is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act, (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act and (iii) furnish to the Holders, forthwith upon request: (A) a written statement by the Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act at all times after it has become subject to such reporting requirements, or that it qualifies as a registrant whose securities may be resold pursuant to a Form S-3 Registration Statement at any time after it so qualifies, (B) a copy of the most recent annual or quarterly report of the Company and such other statements, reports and other documents filed by the Company with the SEC, and (C) such other information as may be reasonably requested in availing the Holders of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to a Form S-3 Registration Statement.

(e) From the date hereof until termination of this Agreement: (i) the Company shall continue to use all commercially reasonable efforts to qualify for registration on Form S-3 Registration Statements for secondary sales and (ii) the Company shall not take any action designed to materially impair or otherwise adversely affect the rights of the Holders hereunder.

Section 5. Indemnification and Contribution. In the event any Registrable Securities are included in a Registration Statement contemplated by this Agreement:

(a) To the extent permitted by applicable law, the Company will indemnify and hold harmless the Holders, each of its officers, directors and partners, legal counsel, and accountants and each Person controlling the Holders within the meaning of Section 15 of the Securities Act, with respect to which registration has been effected pursuant to this Agreement, and each underwriter, if any, and each of its officers, directors, and each Person who controls, within the meaning of Section 15 of the Securities Act, any underwriter (the Persons referred to herein, the Holder Indemnified Persons), against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any Registration Statement, or amendment thereto, or in any preliminary prospectus, final prospectus, “issuer free writing prospectus” (as defined in Rule 433 of the Securities Act), offering circular, or other document (including any related registration statement, notification, or similar document) incident to any such registration, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any in any preliminary prospectus, final prospectus or issuer free writing prospectus, or in any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, or (iii) any violation (or alleged violation) by the Company of applicable law (including the Securities Act, any state securities laws or any rule or regulation thereunder) applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, and the Company will reimburse each Holder Indemnified Person for any legal and any other expenses (including expenses of enforcement of obligations hereunder) incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by a Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any Person controlling such Holder, such underwriter or any Person who controls any such underwriter and stated to be specifically for use therein; and provided further that the indemnity agreement contained in this Section 5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which a registration is being effected pursuant to this Agreement, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration, and each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act (a Company Indemnified Person), against all claims, losses, damages and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any Registration Statement, or amendment thereto, or in any preliminary prospectus, final prospectus, summary prospectus, “issuer free writing prospectus” offering circular, or other document (including any related registration statement, notification or similar document) incident to any such registration or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any in any preliminary prospectus, final prospectus or issuer free writing prospectus, or in any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, and will reimburse each Company Indemnified Person for any legal and any other expenses (including expenses of enforcement of obligations hereunder) incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement , preliminary prospectus, final prospectus, summary prospectus, issuer free writing prospectus, offering circular, or other document (including any related registration statement, notification or similar document) in reliance upon and in conformity with written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, and any Person controlling such Holder and stated to be specifically for use therein; provided that that the indemnity agreement contained in this Section 5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld, delayed or conditioned; and provided further that in no event shall any indemnity under this Section 5(b) exceed the net proceeds from the offering received by such Holder (except in the case of fraud or willful misconduct by such Holder).

(c) Each Person entitled to indemnification under this Section 5 (an Indemnified Party) shall give notice to the Person required to provide indemnification under this Section 5 (an Indemnifying Party) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnification may be sought hereunder, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party, which approval shall not be unreasonably withheld, delayed or conditioned, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5, except to the such failure is materially prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party (on the one hand) and of the Indemnified Party (on the other) in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense, as well as any other relevant equitable considerations; provided that (i) in no event shall a Holder be required to contribute any amount when combined with the amounts paid or payable by such Holder (if any) pursuant to Section 5(b) in excess of the net proceeds from the offering received by such Holder and (i) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the Parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superceded by the underwriting agreement entered into in connection with an underwritten public offering, the obligations of the Company and the Holders under this Section 5 shall survive the consummation of any offering of Registrable Securities in a Registration Statement under this Agreement, and otherwise and shall survive the termination of this Agreement.

Section 6. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be transferred or assigned by the Investors to a transferee or assignee of such Registrable Securities that acquires at least 1,500,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, recapitalizations and other similar transactions after the date hereof). The Investors shall, within thirty (30) calendar days after such transfer or assignment, furnish the Company with written notice of the name and address of such transferee or assignee and the

Registrable Securities with respect to which such registration rights are being assigned. Such transfer or assignment shall be effective only upon, and such transferee shall constitute a Holder hereunder, such transferee or assignee agreeing to be bound by and subject to the terms and conditions of this Agreement (to the extent of the obligations of the Investors hereunder).

Section 7. Limitations of Subsequent Registration Rights. For so long as the provisions of Section 3 of the Affiliation Agreement remain in effect, the Company shall not, without the prior written consent of the Ipsen, enter into any agreement or amend any existing agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder: (a) to include such securities in any registration unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders to be included or (b) to demand registration of any securities held by such holder or prospective holder; provided, however, that the foregoing limitation shall not apply to any holder or prospective holder of any securities of the Company acquired in connection with any issuance of securities of the Company in compliance with the provisions of Section 3(v) of the Affiliation Agreement. From and after the date the provisions of Section 3 of the Affiliation Agreement shall cease to be effective, the Company agrees that prior to effecting any registration (other than a Rights Holder Registration, a Kingsbridge Registration or a registration effected for the Holders), the Company shall provide the Holders with written notice at least 15 Business Days prior to effecting any such registration.

Section 8. Termination of Agreement. Subject to the provisions of Section 5(f), this Agreement shall terminate and be of no further force or effect in the event that there shall cease to be any Registrable Securities outstanding for a period of 90 days or more.

Section 9. Miscellaneous.

(a) Subject to the provisions of Section 3(c), with the written consent of (i) the Company and (ii) the Holders of a majority-in-interest of the then-outstanding Registrable Securities, the obligations of the Company and the rights of the Holders of the Registrable Securities under this Agreement may be waived or amended (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely).

(b) This Agreement is for the sole and exclusive benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give, or be construe to give, to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable right, remedies or claims under or with respect to this Agreement or any provisions hereof.

(c) All notices, consents, waivers, and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand to the Party to be notified, (ii) when sent by facsimile if sent during the normal business hours of the Party to be notified, if not, then on the next Business Day or (iii) when received by the Party to be notified, if sent by an internationally recognized overnight delivery service, specifying the soonest possible time and date of delivery, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties from time to time). All such notices and other communications shall be sent:

(A)	if to the Investors, to:

Ipsen, S.A.

42, rue du Docteur Blanche

75016 Paris

France

Attention: General Counsel

Facsimile: +33 1 4496 1188

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer, LLP

520 Madison Avenue, 34th Floor

New York, NY 10022

UNITED STATES OF AMERICA

Attention: Matthew L. Jacobson, Esq.

Facsimile: +1 212 277 4001

and

(B)	if to the Company to:

Tercica, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, California 94005

UNITED STATES OF AMERICA

Attention: General Counsel

Facsimile: +1 650 238 1520

with a copy (which shall not constitute notice) to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306

UNITED STATES OF AMERICA

Attention: Suzanne Sawochka Hooper

Facsimile: +1 650 849 7400

(d) This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Any such counterpart may be delivered to a Party by facsimile.

(e) If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

(f) This Agreement, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.

(g) This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the law of the State of New York.

[SIGNATURE PAGE FOLLOWS;

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

TERCICA, INC.

/s/ John A. Scarlett, M.D
Name:
Title:

IPSEN, S.A.

/s/ Claire Giraut
Name:
Title:

SURAYPHARM

/s/ Claire Giraut
Name:
Title:

[Signature Page to Registration Rights Agreement]